EXHIBIT 2.3

FIRST AMENDMENT TO THE PROTOCOL OF MERGER OF SHARES OF TELE CENTRO OESTE
CELULAR PARTICIPAÇÕES S.A. BY TELESP CELULAR PARTICIPAÇÕES S.A. FOR THE
CONVERSION OF TCO INTO A WHOLLY-OWNED SUBSIDIARY

BETWEEN

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

AND

TELESP CELULAR PARTICIPAÇÕES S.A.

DATED NOVEMBER 20, 2003

FIRST AMENDMENT TO THE PROTOCOL OF MERGER OF SHARES OF TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A. BY TELESP CELULAR PARTICIPAÇÕES S.A. FOR THE CONVERSION OF TCO INTO A WHOLLY-OWNED SUBSIDIARY

The parties:

a.	TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A., a corporation headquartered in Setor Comercial Sul, Quadra 2, Block C, Edifício Telebrasília Celular, 7th floor, in the city of Brasília, Distrito Federal, registered under the Taxpayers Registration Number 02.558.132/0001-69 (“TCO”), hereby represented according to its by-laws, as the entity whose shares are being merged; and

B.	TELESP CELULAR PARTICIPAÇÕES S.A., a corporation headquartered at Avenida Roque Petroni Junior, 1.464, 6th floor, Block B, in the city of São Paulo, State of São Paulo, registered under the Taxpayers Registration Number 02.558.074/0001-73 (“TCP” and, together with TCO, “Companies”), hereby represented according to its by-laws, as the entity with and into which TCO shares will be merged;

WHEREAS, on October 27, 2003, the parties entered into a “Protocol of Merger of Shares of Tele Centro Oeste Celular Participações S.A. by Telesp Celular Participações S.A. for the conversion of TCO into a wholly-owned subsidiary” (“Protocol”), and the Board of Directors of each Company approved (a) the submission for the approval of the respective shareholders meeting of the Merger of Shares, (b) the Merger of Shares Justification, (c) the entering into of the Protocol and (d) the other resolutions necessary for the approval of the Merger of Shares (capitalized terms have the meaning ascribed to them in the Protocol);

WHEREAS, on November 18, 2003, the OPA was consummated, whereby TCP acquired 32,205,823,041 TCO common shares, becoming the owner of 109,462,233,487 TCO common shares;

WHEREAS, based on the opinion of the legal advisors of TCP and TCO, the management of the Companies have requested the preparation of new reports (laudos) of the book value at market prices of TCP and TCO by KPMG Corporate Finance, excluding positive goodwill (agio), negative goodwill (desagio) and provisions for losses in the investment in controlled companies;

WHEREAS the parties intend to enter into this “First Amendment to the Protocol of Merger of Shares of Tele Centro Oeste Celular Participações S.A. by Telesp Celular

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Participações S.A. for the conversion of TCO into a wholly-owned subsidiary” (“Amendment”), in order to amend certain provisions of the Protocol to reflect the foregoing;

NOW, THEREFORE, the parties agree as follows:

CLAUSE ONE
AMENDMENTS

     1.1 Amendment to Section 4.1 — Capital Increase. Section 4.1 of the Protocol shall read as follows:

“4.1 Capital Increase. Currently, TCP capital stock is R$4,373,661,469.73. The capital increase as a result of the Merger of Shares shall be of R$1,012,907,956.77, from R$4,373,661,469.73 to R$ 5,386,569,426.50.”

     1.2 Amendment to Section 7.1 — [TEXT DELETED]. Section 7.1 of the Protocol shall read as follows:

“7.1 [TEXT DELETED].

TCO book value [TEXT DELETED] is R$4.14 per thousand shares and TCP book value [TEXT DELETED] is R$3.03 per thousand shares. These amounts were calculated according to the respective balance sheets as of September 30, 2003 and are greater than those based on the last approved balance sheets (as of December 31, 2002).

It must be pointed out that the book value at market prices, as determined in the report prepared by KPMG Corporate Finance, is less than the book value on the same base date.

[TEXT DELETED].

Under Article 264 of the Corporations Law, KPMG Corporate Finance has prepared reports necessary for the determination of the exchange ratio based on the book value of TCO and of TCP at market prices as of June 30, 2003 (“Exchange Ratio — Market Prices”). The value of the Exchange Ratio — Market Prices so determined was 1.24, pursuant to the reports prepared by KPMG Corporate Finance in which positive goodwill (ágios), negative goodwill (deságios) and provisions for losses in investments at controlled companies were not excluded. The value of the Exchange Ratio - Market Prices based on reports in which these items were excluded is 3.

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[TEXT DELETED].”

     1.3 Amendment to Section 7.3 — Conversion of Preferred Shares of TCP into Common Shares. Section 7.3 of the Protocol shall read as follows:

“7.3 Conversion of TCP Preferred Shares into Common Shares. In order to allow the consummation of the Merger of Shares, TCP shareholders must approve the conversion of TCP preferred shares into TCP common shares (“Conversion”), since the implementation of the Merger of Shares based on the Exchange Ratio will cause the issuance by TCP of preferred shares in excess to the number permitted by applicable law.

The number of TCP preferred shares to be converted shall be 78,752,717,772. The calculation was intended to ensure that the limit imposed by applicable law on the issuance of shares was complied with by TCP upon the approval of the Merger of Shares.

The Conversion may be carried out by any TCP preferred shareholder. In the case of holders of TCP American Depositary Receipts (“ADRs”), they must convert their ADRs into shares, prior to requesting to Convert, because there is no ADR program for TCP common shares.

If TCP shareholders require to convert a number of shares which is greater that the number of shares to be converted, the Conversion will be made pro-rata. In addition, if a number less than the maximum limit for the Conversion is requested, TCP controlling shareholder (Brasilcel N.V.), directly or by its controlled companies, will convert preferred shares in a number equivalent to that which is necessary to achieve the maximum number to be converted. The procedures for the Conversion are those described in the Announcement to Shareholders dated November 19, 2003.”

CLAUSE TWO
RATIFICATION

     2.1 Ratification. The parties hereby ratify the reading and content of all remaining provisions of the Protocol which were not amended hereby.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in 02 (two) counterparts with the same content and for the same effect, together with two witnesses.

São Paulo, November 20, 2003

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

Name:
Title:

Name:
Title:

TELESP CELULAR PARTICIPAÇÕES S.A.

Name:
Title:

Name:
Title:

WITNESSES:

Name:	Name:
CPF:	CPF:

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